Exhibit 10.16

Exclusive Service Agreement

This Exclusive Service Agreement (“This Agreement”) was signed by the following parties on March 12, 2021:

Party A: Full Truck Alliance Information Consulting Co., Ltd., a wholly foreign-owned enterprise established and validly existing under Chinese laws, with its registered address at No.123 Kaifa Road, Economic and Technical Development Area, Guiyang, Guizhou; and

Party B: Guizhou FTA Logistics Technology Co., Ltd., a limited liability company established and validly existing under Chinese law, with its registered address at Room 10, Row 6, No. 123 Kaifa Road, Economic and Technical Development Area, Guiyang, Guizhou.

(Party A and Party B are collectively referred to as “both parties” and individually as “one party”.)

Whereas:

(1)    Party A is a wholly foreign-owned enterprise registered and established according to law, with strong technical development & support capability, and rich experience in terms of software technology support and technical service.

(2)    Party B is mainly engaged in technology development, technology promotion, basic software services and application software services. In the process of operation and management, Party B needs technical support and services from the professional technical company.

In witness whereof, through friendly consultation and based on the principle of equality and mutual benefit, both parties hereby agree to and abide by the following terms:

1     Technical Support and Technical Services

1.1    Party A agrees to provide technical support and services to Party B in accordance with the terms and conditions of this Agreement, and Party B agrees to accept the technical support and services provided by Party A in accordance with the terms and conditions of this Agreement. The specific contents of technical support and technical services are as follows:

(1)    Party A shall conduct research and development on relevant technologies according to business requirements of Party B;

(2)    Party A shall be responsible for the daily maintenance, monitoring, debugging and troubleshooting of Party B’s computer network equipment;

(3)    According to Party B’s requirements from time to time, Party A shall conduct relevant investigation and research, collect relevant data and materials, and issue investigation and research results and reports on specialized technical problems and needs during its operation within specified time as required by Party B;

(4)    Party A shall provide Party B with technical designs, schemes, drawings, data, parameters, standards, procedures, research results of similar technology, reports, materials and data including but not limited to those in connection with Party B’s technical problems during operation;

(5)    Party A shall promptly answer the technical questions raised by Party B and assign personnel to solve the technical problems on site when necessary;

(6)    Party A shall provide other relevant technical support and technical services to Party B according to the provisions of this Agreement.

1.2    Party B shall actively cooperate with Party A to complete the aforesaid work, and shall be responsible for providing relevant data, technical requirements and technical specifications needed. Party B agrees that Party A has the right to designate a third party to provide the management & consulting services described in Article 1.1 of this Agreement.

1.3    This Agreement is valid permanently. Party B shall not terminate this Agreement in advance within the validity period of this Agreement. Notwithstanding the foregoing, Party A has the right to terminate this Agreement at any time by sending a written notice to Party B thirty (30) days in advance. If Party A dissolves this Agreement in advance due to Party B, Party B shall pay Party A the service fee for the completed services and jointly compensate Party A for the actual economic losses caused thereby.

2     Exclusivity

Party A is the exclusive provider providing technical support and technical services to Party B under this Agreement. Within the validity period of this Agreement, Party B shall not sign any same or similar agreements with any other third party, and shall not accept any same or similar technical support and services provided by any third party without the prior written consent of Party A.

3    Intellectual Property

Any and all intellectual property rights arising from the performance of this Agreement, including but not limited to copyright, patent rights and technical secrets, shall be owned by Party A, and Party B shall not enjoy any other rights except those stipulated in this Agreement. Both parties agree that this article will survive the change, cancellation or termination of this Agreement.

4    Service Fees

Both parties agree that, as the consideration for the technical support and technical services provided by Party A to Party B under Article 1.1 hereof, Party B shall pay service fees to Party A in full and on time according to the following provisions. The amount and payment method of service fees are detailed in Annex I of this Agreement. This annex may be amended on the basis of implementation after negotiations between both parties.

5    Confidentiality

The existence and terms of this Agreement are confidential information. Without the prior written consent of the other party, neither party shall disclose the confidential information to any third party, except the senior staff, directors, employees, agents and professional consultants related to the project, unless both parties shall disclose the information about this Agreement to the government, the public or shareholders according to law, or submit this Agreement to relevant institutions for filing.

This article shall survive any change, cancellation or termination of this Agreement.

6     Representations and Warranties of Party A

6.1    Party A is a limited liability company duly registered and legally existing in accordance with its Chinese laws, with independent legal personality, complete and independent legal status and legal ability to sign, deliver and perform this Agreement, and can independently act as a litigation subject.

6.2    Party A has full power and authority to sign and deliver this Agreement and all other documents to be signed that are related to the transactions described in this Agreement and has full power and authority to complete the transactions described in this Agreement. This Agreement shall be legally and properly signed and delivered by Party A. This Agreement constitutes a valid and binding obligation of Party A, enforceable against it in accordance with the terms hereof.

7     Representations and Warranties of Party B

7.1    Party B is a limited liability company duly registered and legally existing in accordance with its Chinese laws, with independent legal personality, complete and independent legal status and legal ability to sign, deliver and perform this Agreement, and can independently act as a litigation subject.

7.2    Party B has full power and authority to sign and deliver this Agreement and all other documents to be signed that are related to the transactions described in this Agreement and has full power and authority to complete the transactions described in this Agreement. This Agreement shall be legally and properly signed and delivered by Party A. This Agreement constitutes a valid and binding obligation of Party A, enforceable against it in accordance with the terms hereof.

7.3    Party B shall promptly report to Party A the situations that have or may have significant adverse effects on business and operation of Party B, and try its best to prevent the occurrence of such situations and/or the expansion of losses.

7.4    Without the written consent of Party A, Party B shall not dispose of its important assets in any form, nor change its existing shareholding structure.

8     Default Liability

If one party fails to perform any of its obligations under this Agreement, or any statement or guarantee made by it under this Agreement is untrue or inaccurate, it’s in violation of this Agreement and should compensate for all direct and any anticipated indirect losses caused to the other party.

Party B shall be jointly and severally liable for the expenses actually paid by Party A arising from or related to litigation, claims or other requests for services provided by Party A according to this Agreement or Party B’s requirements, as well as any compensation, losses, damages and expenses that can be proved by Party A by providing payment voucher and shall compensate Party A for all the losses in full.

9    Notice

Any notice, consent, contract or other communication issued under or in connection with this Agreement shall be in written form and shall be sent to the following address or other address known by both parties.

Party A: Full Truck Alliance Information Consulting Co., Ltd.

Address: No.123 Kaifa Road, Economic and Technical Development Area, Guiyang, Guizhou, China

Party B: Guizhou FTA Logistics Technology Co., Ltd.

Address: Room 10, Row 6, No. 123 Kaifa Road, Economic and Technical Development Area, Guiyang, Guizhou, China

Unless otherwise specified in this Agreement, the notice or communication delivered in person shall be deemed to have been delivered at the time of delivery. Any notice or communication sent in the form of prepaid envelope shall be deemed to have been delivered forty-eight (48) hours after being posted.

10    Force Majeure

If the performance of the Agreement is affected by force majeure, the party suffering from force majeure shall immediately (i) notify the other party by telegraph, fax or other electronic form and provide corresponding documentary evidence within fifteen (15) working days; (ii) take all reasonable measures to eliminate or mitigate the impact caused by the force majeure, and resume the performance of relevant obligations after the impact caused by the force majeure is eliminated or mitigated. According to the degree of impact on the performance of this Agreement, both parties shall decide through negotiation whether to cancel the Agreement, or whether to partially waive the responsibility for the performance of the Agreement, or whether to delay the performance of the Agreement.

11    Supplementary Provisions

11.1    This Agreement shall be governed by the laws of China in all respects. All disputes arising from the performance of this Agreement shall be settled by both parties through friendly negotiation. If both parties fail to reach consensus within thirty (30) days after the disputes arise, the disputes shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then in effect. The seat of arbitration shall be Shanghai. The arbitration award shall be final and binding on both parties. Unless otherwise awarded by the arbitral court, the arbitration expenses shall be borne by the losing party. During the arbitration, both parties have the right to apply to the people’s court where Party B is located for property preservation or take other measures permitted by law, so as to support the arbitration.

11.2    The Annexes to this Agreement shall be an integral part of this Agreement and have the same effect as the text of this Agreement.

11.3    Each article of this Agreement shall be separable and independent from other articles. If any one or more articles of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other articles will not be affected.

11.4    This Agreement shall be binding on the legal assignees or successors of both parties.

11.5    Both parties shall bear and pay the taxes involved in this Agreement according to law.

11.6    This Agreement shall come into force from the date of execution hereof by both parties.

11.7    This Agreement shall be made in Chinese with two originals and each party shall hold one original.

[No text below]

[Signature page to Exclusive Service Agreement]

Party A: Full Truck Alliance Information Consulting Co., Ltd.

By:	/s/ Zhengju Qian
Name:	Zhengju Qian

Party B: Guizhou FTA Logistics Technology Co., Ltd.

By:	/s/ Hui Zhang
Name:	Hui Zhang

Annex I

[This page is an annex to the Exclusive Service Agreement]

1.    Both parties agree that in consideration of technical support and technical services provided by Party A to Party B under Article 1.1 hereof, Party B shall pay service fees to Party A in accordance with the following provisions:

(1)    In the first month of each year (for the first year, the month following the date of this Agreement), both parties shall determine the amount of service fees for that year, and the amount of service fees for each year shall be signed and confirmed in writing by both parties as annexes to this Agreement. The amount of such service fees shall not be less than 90% of the total pre-tax profit before Party B pays service fees to Party A in the previous year. However, with negotiation of both parties and prior written consent of Party A, the amount of service fees may be adjusted according to the service content of Party A and the operation needs of Party B in the current year.

(2)    In determining the amount of service fees for the year in accordance with paragraph

(1)    above, both parties shall take into full account the following factors, including but not limited to:

(a)    Number of employees used by Party A to provide services to Party B and the qualifications of such employees;

(b)    Time to be spent by Party A’s employees on providing services;

(d)    Specific content and value of services provided by Party A;

(e)    Whether the provision of technical support and technical services includes the use license provided to Party B for specific technologies (including patented technologies and non-patented technologies) in the process of providing technical support and technical services;

(e)    Internal connection between Party A’s technical support and technical services and Party B’s operating income.

(3)    Party B shall pay the above annual service fees on a quarterly basis divided equally in quarters, and pay the amount payable for the quarter to the bank account designated by Party A within 15 workdays before the end of each quarter.

2.    If Party A believes that the amount of expenses stipulated in Article 1 of this Annex cannot adapt to the change of objective conditions and needs to be adjusted, Party B shall actively and honestly consult with Party A within seven workdays from the date of Party A’s written request to adjust the fees in order to determine a new standard fee rate or mechanism.